Exhibit 4.1

AMENDMENT AND TERMINATION OF THE
SECOND AMENDED AND RESTATED RIGHTS AGREEMENT
BETWEEN
GENESCO INC.
AND
COMPUTERSHARE TRUST COMPANY, N.A., AS SUCCESSOR TO
FIRST CHICAGO TRUST COMPANY OF NEW YORK

This Amendment and Termination of the Second Amended and Restated Rights Agreement (this “Amendment and Termination”) is made as of May 13, 2016, between Genesco Inc., a Tennessee corporation (the “Company”), and Computershare Trust Company, N.A., as successor to First Chicago Trust Company of New York (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to that certain Second Amended and Restated Rights Agreement, dated as of April 8, 2010 (the “Rights Agreement,” capitalized terms used but not otherwise defined in this Amendment and Termination shall have the meanings given them in the Rights Agreement);

WHEREAS, the Board of Directors of the Company has determined to terminate the Rights Agreement and, in furtherance thereof, the Company desires to enter into this Amendment and Termination pursuant to which the Rights Agreement will be amended to provide that (i) the Rights will expire at the Close of Business on May 13, 2016, and (ii) the Rights Agreement will be terminated upon the expiration of the Rights; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has approved this Amendment and Termination and authorized its appropriate officers to execute and deliver the same to the Rights Agent, as well as a certificate stating that this Amendment and Termination complies with Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Amendment of Section 7(a). Section 7(a) of the Rights Agreement is amended and restated in its entirety as follows:

“The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share (or, following a Triggering Event, Common Shares, other securities, cash or other assets, as the case may be) as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on May 13, 2016 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.”

2.Amendment of Exhibit C. The Form of Summary of Rights to Purchase Preferred Stock attached as Exhibit C to the Rights Agreement is hereby amended to replace the phrase “March 29, 2020” with “May 13, 2016” in all places where such date appears.

Exhibit 4.1

3.Termination. Upon the expiration of the Rights in accordance with the terms of the Rights Agreement, as amended hereby, the Rights Agreement shall terminate and be of no further force or effect whatsoever without any further action on the part of the Company or the Rights Agent.

4.Governing Law. This Amendment and Termination shall be deemed to be a contract made under the laws of the State of Tennessee and for all purposes shall be governed by and construed in accordance with the laws of said State applicable to contracts to be made and performed entirely within said State, except that the rights, duties, and obligations of the Rights Agent shall for all purposes be governed by and construed in accordance with the laws of the State of New York.

5.Counterparts. This Amendment and Termination may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment and Termination executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Termination to be duly executed as of the date first above written.

GENESCO INC.

By:    /s/ Roger G. Sisson
Name:    Roger G. Sisson
Title:    Senior Vice President, Secretary and
General Counsel

COMPUTERSHARE TRUST COMPANY, N.A.

By:    /s/ Dennis V. Moccia
Name:     Dennis V. Moccia
Title:    Manager, Contract Administration